Fairchild Semiconductor to Continue to Fight Following Patent Verdict

San Jose, California - September 21, 2007 - Fairchild Semiconductor (NYSE: FCS) said it will keep fighting following Fridays setback in its longstanding patent dispute with Power Integrations.

Meanwhile, the enforceability phase of the litigation is continuing before the judge in the case and is expected to be completed on Monday. Rulings from that phase of the litigation may take several weeks and may overturn parts of the jury verdict.

Late Friday, a jury for the U.S. District Court for the District of Delaware found four Power Integrations patents asserted in the lawsuit are valid. Fairchild said the verdict finding was incorrect and disappointing, and said it was planning to contest those findings and several other errors the company says have been made during the litigation that began in 2004. The company will begin this process soon, with a series of motions it expects to file in coming days and weeks and, if necessary, on appeal.

Fairchild has already released a new generation of advanced pulse-width modulation controllers and related products that replace the products that are accused in the lawsuit.

Fairchild is also suing Power Integrations for patent infringement in a separate lawsuit.

The company said one aspect of an earlier verdict, which found Fairchild had willfully infringed the Power Integrations patents, should be dismissed or put to a new trial because of an August 20 higher court ruling that overturned a quarter-century of precedent related to willful patent infringement. And the company said it would request a reduction in the level of damages awarded in an earlier round of the litigation because of errors in the way damages were calculated. Fairchild said it would also contest several decisions made by the court over the course of the three-year-old dispute, including the division of the trial into several phases, rulings construing the claims of the patents involved, and limitations on the evidence Fairchild was permitted to present.

Special Note on Forward-Looking Statements

Some of the paragraphs above contain forward-looking statements that are based on managements assumptions and expectations and that involve risk and uncertainty. All statements in this release, other than statements or characterizations of historical fact, are forward-looking statements. Forward-looking statements usually, but do not always, contain forward-looking terminology such as we believe, we expect, or we anticipate, or refer to managements expectations about Fairchilds future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Important factors that may cause such a difference for Fairchild Semiconductor in connection with the companys litigation with Power Integrations include, but are not limited to, the companys ability to prevail in the enforceability phase of the litigation, the companys ability to prevail in post-trial motions and possibly on appeal, and the risks associated with litigation in general, including the costs and time that must be devoted to litigation, the potential diversion of attention of management and key employees that may result from being engaged in litigation, and the possibility of adverse results. Risk factors affecting the company generally, including those related to intellectual property and litigation, are discussed in the companys quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductors web site at investor.fairchildsemi.com or the SECs web site at www.sec.gov.

About Fairchild Semiconductor:

Fairchild Semiconductor (NYSE: FCS) is the global leader in power analog and power discrete technologies delivering energy-efficient solutions for all electronic systems. Recognized as The Power Franchise®, Fairchild provides leading-edge silicon and packaging technologies, manufacturing strength and system expertise. In 2007, Fairchild celebrates its 50-10 anniversary, commemorating 10 years as a new company and 50 years in the industry. Known as the Father of Silicon Valley, Fairchild developed the planar transistor in 1958 - and with it a new industry. Today, Fairchild is an application-driven, solution-based semiconductor supplier providing online design tools and design centers worldwide as part of its comprehensive Global Power ResourceSM. Please contact us on the web at www.fairchildsemi.com.

Editorial Contacts:
Fairchild Semiconductor:	Agency Contact:
Patti Olson	Marsha Lisak , Senior Account Executive
Corporate Communications	WelComm, Inc.
800-341-0392 ext. 8728 - Fax: 207-775-8161	805-223-2311 - Fax: 858-279-5400
Email: patti.olson@fairchildsemi.com	Email: marsha@welcomm.com